Exhibit 99.1

12900 Snow Road Parma, OH 44130

CONTACT: Kelly Powell Manager, Investor Relations (216) 676-2000
GrafTech Reports Third Quarter 2007 Results

Parma, OH – November 1, 2007 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2007.

2007 Third Quarter Highlights

•	Net sales increased 13 percent to $251 million, versus $222 million in the third quarter of 2006.

•	Gross profit increased 23 percent to $79 million, as compared to $65 million in the third quarter of 2006.

o	Gross margin expanded two and a half percentage points to 31.6 percent as compared to 29.1 percent in the third quarter 2006.

•	Income from continuing operations was $33 million, or $0.30 per diluted share, versus $10 million, or $0.09 per diluted share, in the third quarter of 2006.

•	Income from continuing operations before special items* was $36 million, an improvement of $20 million, as compared to $16 million in the third quarter of 2006.

•	Earnings per share from continuing operations before special items* more than doubled to $0.32 per diluted share, as compared to $0.15 per diluted share, in the third quarter of 2006.

•
Net cash provided by operating activities was $22 million, versus $24 million in the third quarter of 2006.  We utilized $13 million of cash from operations in the quarter to reduce accounts receivable factoring.

•	Operating net cash for the nine months ended September 30, 2007 was $76 million as compared to $45 million for the same period in 2006.

•	Net debt* was $416 million for the third quarter 2007, a reduction of $24 million over the second quarter 2007 and a $254 million reduction year-over-year.

*Non-GAAP financial measures. See attached reconciliations.

Craig Shular, Chief Executive Officer of GrafTech, commented on the year-to-date results, stating, “Our team has leveraged top line growth of 19 percent into operational income1 which has more than tripled in the nine months ended 2007.  This improvement in the flow through to our bottom line has been enabled by the structural changes we have made to the business, cost and overhead reductions from successful productivity initiatives and utilizing our growing cash flow to reduce debt and interest expense.”

Graphite Electrode Segment

The Graphite Electrode segment’s net sales increased 15 percent to $205 million in the 2007 third quarter, as compared to $178 million in the 2006 third quarter.  The increase was largely due to higher selling prices achieved in the quarter and the favorable impact of currency, offset slightly by an unfavorable product mix.  Graphite electrode sales volume was 53 thousand metric tons in the 2007 third quarter, as compared to 55 thousand metric tons in the same period in 2006.

Operating income for the Graphite Electrode segment was $50 million in the third quarter of 2007, a 56 percent or $18 million increase over the same period in 2006.  Operating income in the quarter was favorably impacted by higher graphite electrode selling prices and the flow through of successful productivity initiatives, partially offset by the anticipated impact of rising raw material costs.

Advanced Graphite Materials Segment

Net sales for the Advanced Graphite Materials (AGM) segment were $29 million in the 2007 third quarter, as compared to $26 million in the 2006 third quarter.  Operating income for the AGM segment was $6 million in the 2007 third quarter, as compared to $3 million in the same period of the prior year.  The increase was largely a result of higher AGM selling prices and a favorable sales mix.

Other Segment

(Natural graphite, refractories and carbon electrodes)

Net sales for the Other segment were $17 million in the 2007 third quarter, as compared to $19 million in the 2006 third quarter.  The decrease was largely due to lower carbon electrode sales related to the exit of this operation, partially offset by higher refractories and natural graphite sales.  Operating income for the Other segment was $1 million in the 2007 third quarter, as compared to a loss of $1 million in the same period of the prior year.

1 Operational income is defined as income from continuing operations before special items*.

*Non-GAAP financial measures. See attached reconciliations.

Corporate

Selling and administrative and research and development expenses were $23 million in the 2007 third quarter, as compared to $29 million in the 2006 third quarter.  The decrease resulted from $3 million of realized benefits associated with restructuring and productivity projects and $3 million lower variable compensation expense.

Interest expense was $8 million in the 2007 third quarter, as compared to $12 million in the same period in 2006.  The lower interest expense is primarily a result of successful deleveraging initiatives.

Other expense, net, was $2 million in the third quarter 2007, as compared to $3 million in the third quarter 2006.  The decrease is largely due to $4 million in currency translation and other gains, slightly offset by a charge of $3 million related to the cost associated with the redemption of $50 million of our Senior Notes in the third quarter 2007.

Outlook

Global steel industry conditions continue to be favorable and GrafTech remains encouraged by the underlying demand for our products globally.  We continue to expect 2007 graphite electrode volume to be approximately 210,000 metric tons.

Based on the assumption of stable global and regional economic conditions for 2007, GrafTech expects:

•	Total company net sales to increase approximately 16 percent (previous guidance 14 to 15 percent);

•	Net sales of graphite electrodes to increase approximately 20 percent;

•	Income before special items targeted growth of about 70 percent to approximately $230 million (previous target $220 million to $225 million);

•	Net interest expense to be about $35 million to $37 million (previous guidance $37 million to $39 million);

•	The effective tax rate before special items to be approximately 27 percent;

•	Capital expenditures to be approximately $50 million;

•	Depreciation expense of approximately $34 million (previous guidance $33 million);

•	Cash flow from operations to be approximately $100 million (previous guidance $95 million to $100 million); and

•	2007 fully diluted common shares outstanding to be approximately 118 million for the twelve months ended December 31, 2007.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST.  The call will be webcast and available at www.graftech.com, in the investor relations section.  A conference call will also be available.  The dial-in number is 877-719-9796 for domestic and 719-325-4839 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics.  We manufacture graphite electrodes, products essential to the production of electric arc furnace steel.  We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets.  We operate 11 state of the art manufacturing facilities strategically located on four continents.  For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS:  This news release and related discussions may contain forward-looking statements about such matters as: our unaudited results and financial statement information  for the period ended September 30, 2007, and our outlook for 2007 and 2008; expected future or targeted operational and financial performance in the future; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; impact of  inventory management and utilization; growth rates for future prices and sales of, and demand for, our products and our customers’ products; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; tax rates; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; deleveraging activities; rationalization and restructuring activities; raw material and supply chain management;  future sales, costs, working capital, revenues, business opportunities; operational and financial performance;  debt levels; common stock equivalents outstanding;  cash flows; cost savings and reductions; margins; earnings and growth.   We have no duty to update these statements.  Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets.  Actual future events, circumstances, performance and trends could differ materially, positively or negatively,  from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management;  consolidation of steel producers; limitations on the amounts of or changes in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; changes in our stock price; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.  This news release does not constitute an offer or solicitation as to any securities.  References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

	At December 31, 2006	At September 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$149,517	$8,882
Accounts and notes receivable, net of allowance for doubtful accounts of $3,186 at December 31, 2006 and $2,909 at September 30, 2007	166,528	168,756
Inventories	239,129	268,835
Prepaid expenses and other current assets	14,071	7,598
Total current assets	569,245	454,071

Property, plant and equipment	889,389	881,532
Less: accumulated depreciation	599,636	572,281
Net property, plant and equipment	289,753	309,251
Deferred income taxes	6,326	7,886
Goodwill	9,822	9,574
Other assets	29,253	25,303
Assets held for sale	1,802	-
Restricted cash	-	1,547
Total assets	$906,201	$807,632
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$62,094	$65,068
Interest payable	18,872	3,602
Short-term debt	458	859
Accrued income and other taxes	41,099	39,731
Other accrued liabilities	98,068	86,044
Total current liabilities	220,591	195,304
Long-term debt:
Principal value	657,714	423,860
Fair value adjustments for hedge instruments	6,421	2,541
Unamortized bond premium	1,265	504
Total long-term debt	665,400	426,905
Other long-term obligations	103,408	99,406
Deferred income taxes	27,000	28,529
Minority stockholders’ equity in consolidated entities	3,722	199

Stockholders’ (deficit) equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized, 101,433,949 shares issued at December 31, 2006 and 104,821,747 shares issued at September 30, 2007	1,026	1,048
Additional paid-in capital	950,023	980,183
Accumulated other comprehensive loss	(312,763)	(285,475)
Accumulated deficit	(660,153)	(546,446)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2006 and at September 30, 2007	(85,197)	(85,197)
Less: common stock held in employee benefit and compensation trusts, 472,566 shares at December 31, 2006 and 470,363 shares at September 30, 2007	(6,856)	(6,824)
Total stockholders’ (deficit) equity	(113,920)	57,289
Total liabilities and stockholders’ (deficit) equity	$906,201	$807,632

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007

Net sales	$222,445	$251,268	$619,951	$735,388
Cost of sales	157,802	171,870	445,947	485,763
Gross profit	64,643	79,398	174,004	249,625
Research and development	2,767	2,124	8,167	6,403
Selling and administrative	26,108	20,617	74,357	68,387
Restructuring charges, net	1,871	60	7,694	806
Impairment loss on long-lived assets	-	-	8,788	-
Antitrust investigations and related lawsuits and claims	-	-	2,513	-
Other (income) expense, net	3,278	2,110	1,290	(9,845)
Interest expense	11,891	7,716	35,753	28,973
Interest income	(120)	(200)	(372)	(1,424)
	45,795	32,427	138,190	93,300

Income from continuing operations before provision for income taxes and minority stockholders’ share of subsidiaries’ income	18,848	46,971	35,814	156,325
Provision for income taxes	8,890	13,530	19,626	39,435
Income from continuing operations before minority interest	9,958	33,441	16,188	116,890
Minority stockholders’ share of subsidiaries’ income (loss)	(26)	8	16	42
Income from continuing operations	9,984	33,433	16,172	116,848
Loss from discontinued operations, net of tax	(195)	-	(2,118)	(3,117)
Net income	$9,789	$33,433	$14,054	$113,731

Basic income (loss) per common share:
Income per share from continuing operations	$0.10	$0.33	$0.16	$1.17
Loss per share from discontinued operations	(0.00)	-	(0.02)	(0.03)
Net income per share	$0.10	$0.33	$0.14	$1.14
Weighted average common shares outstanding	98,132	101,344	97,953	99,918

Diluted earnings per common share:
Income per share from continuing operations	$0.09	$0.30	$0.16	$1.05
Loss per share from discontinued operations	(0.00)	-	(0.02)	(0.03)
Net income per share	$0.09	$0.30	$0.14	$1.02
Weighted average common shares outstanding	112,294	117,392	98,423	115,588

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
Cash flow from operating activities:
Net income	$9,789	$33,433	$14,054	$113,731
Adjustments to reconcile net income to net cash used in operating activities:
Loss from discontinued operations, net of tax	195	-	2,118	3,117
Depreciation and amortization	9,458	9,282	29,950	25,484
Deferred income taxes	2,435	(1,044)	3,683	2,579
Restructuring charges	1,871	60	7,694	806
Impairment loss on long-lived and other assets	-	-	8,788	-
Other (credits) charges, net	8,858	5,762	9,099	5,697
(Increase) decrease in working capital*	1,098	(17,308)	(8,095)	(38,072)
Loss (gain) on sale of assets	(3,080)	(1,563)	(2,120)	(25,225)
Post retirement obligation changes	(4,011)	(604)	(10,693)	(2,263)
Long-term assets and liabilities	(2,151)	(610)	(9,884)	(4,654)
Excess tax benefit from stock-based compensation	-	(5,061)	-	(5,061)
Net cash provided by operating activities	24,462	22,347	44,594	76,139

Cash flow from investing activities:
Capital expenditures	(10,200)	(13,411)	(34,234)	(33,629)
Purchase of derivative instruments	-	-	(266)	-
Proceeds from sale of assets	12,390	1,962	12,726	26,625
Payments for purchase price adjustments	-	-	-	(2,794)
Increase in restricted cash	-	(1,547)	-	(1,547)
Payment of patent costs	(268)	(187)	(695)	(659)
Net cash provided (used in) by investing activities	1,922	(13,183)	(22,469)	(12,004)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(461)	157	(461)	731
Revolving Facility borrowings	128,876	58,000	449,730	241,645
Revolving Facility reductions	(142,301)	(58,159)	(458,989)	(241,159)
Long-term financing obligations	-	2,975	-	2,975
Long-term debt reductions	-	(49,729)	-	(234,479)
Proceeds from exercise of stock options	-	7,336	-	19,667
Excess tax benefit from stock-based compensation	-	5,061	-	5,061
Net cash used in financing activities	(13,886)	(34,359)	(9,720)	(205,559)

Net increase (decrease) in cash and cash equivalents	12,498	(25,195)	12,405	(141,424)
Effect of exchange rate changes on cash and cash equivalents	(221)	603	337	789
Cash and cash equivalents at beginning of period	6,433	33,474	5,968	149,517
Cash and cash equivalents at end of period	$18,710	$8,882	$18,710	$8,882

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$12,344	$(126)	$36,792	$(6,825)
Effect of factoring on accounts receivable	2,633	(13,187)	8,883	9,346
Inventories	3,605	(8,460)	(13,483)	(15,576)
Prepaid expenses and other current assets	865	524	(1,818)	1,442
Payments for antitrust investigations and related lawsuits and claims	(7,716)	-	(17,671)	(5,380)
Restructuring payments	(5,389)	(1,243)	(9,472)	(5,712)
Increase (decrease) in accounts payable and accruals	6,682	13,330	577	(97)
Decrease in interest payable	(11,926)	(8,146)	(11,903)	(15,270)
(Increase) decrease in working capital	$1,098	$(17,308)	$(8,095)	$(38,072)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2007	2006	2007

Net sales:
Graphite Electrodes	$178,181	$205,158	$480,297	$593,896
Advanced Graphite Materials	25,504	29,095	75,740	83,564
Other	18,760	17,015	63,914	57,928
Net sales	$222,445	$251,268	$619,951	$735,388

Operating income (loss):
Graphite Electrodes	$31,896	$49,684	$79,264	$159,691
Advanced Graphite Materials	2,834	5,655	8,238	14,565
Other	(833)	1,258	(12,504)	(227)
Operating Income	$33,897	$56,597	$74,998	$174,029

Operating income (loss) margin:
Graphite Electrodes	17.9%	24.2%	16.5%	26.9%
Advanced Graphite Materials	11.1%	19.4%	10.9%	17.4%
Other	(4.4)%	7.4%	(19.6)%	(0.4)%
Operating income margin	15.2%	22.5%	12.1%	23.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Three Months Ended September 30, 2006		For the Three Months Ended September 30, 2007
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$9,984	$0.09	$33,433	$0.30
Adjustments, net of tax, per diluted share:
• Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	5,574	0.06	2,388	0.02
Income from continuing operations before special items	$15, 558	$0.15	$35,821	$0.32

Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Nine Months Ended September 30, 2006		For the Nine Months Ended September 30, 2007
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$16,172	$0.16	$116,848	$1.05
Adjustments, net of tax, per diluted share:
• Income tax valuation allowance release	-	-	(327)	-
• Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	19,338	0.20	(9,029)	(0.09)
Income from continuing operations before special items	$35,510	$0.36	$107,492	$0.96

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million, before and after tax, of contingently convertible debenture interest expense for the third quarters of 2006 and 2007 and $4 million, before and after tax, of contingently convertible debenture interest expense in the first nine months of 2006 and 2007.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements.  GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities.  Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP.  GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation

	09/30/06	12/31/06	6/30/07	9/30/07
Long-term debt	$695,523	$665,400	$477,642	$426,905
Short-term debt	603	458	189	859
Total debt	$696,126	$665,858	$477,831	$427,764
Less:
Fair value adjustments for hedge instruments	6,674	6,421	3,324	2,541
Unamortized bond premium	1,312	1,265	658	504
Cash and cash equivalents	18,710	149,517	33,474	8,882
Net debt	$669,430	$508,655	$440,375	$415,837

NOTE ON NET DEBT RECONCILIATION:  Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements.  GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount.  The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes.  GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps.  GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage.  Management uses net debt as well as other financial measures in connection with its decision-making activities.  Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP.  GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.  GrafTech does not forecast the fair value adjustment for hedging instruments.